Exhibit 10.18

April 15, 2024

Achari Ventures Holdings Corp. I

60 Walnut Avenue, Suite 400

Clark, NJ 07066

Reference is made to that certain Business Combination Agreement, dated as of December 6, 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with its terms, the “BCA”), by and among Achari Ventures Holdings Corp. I., a Delaware corporation (the “SPAC”), Achari Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the SPAC, and Vaso Corporation, a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the SPAC and the Company in connection with the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

The parties hereto acknowledge and agree that (i) the SPAC has notified the Company that the SPAC anticipates that it will require additional capital to fund its working budget prior to the Closing, (ii) the Company is willing to provide the SPAC with some of those funds as set forth herein and on the terms set forth herein, and (iii) pursuant to the BCA (and subject to the terms and conditions therein and in the applicable Ancillary Agreements), certain actions are to occur if the Company pays Unpaid SPAC Expenses in excess of $2,250,000.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the SPAC and the Company hereby agree as follows:

1.	The Company agrees that, upon request from the SPAC, the Company will deliver to the SPAC, within two (2) Business Days of the Company’s receipt of such request, by wire transfer of immediately available funds, such funds as the SPAC may request (not to exceed $350,000 in the aggregate (the “Cap”)) to pay the working capital expenses set forth in the table attached hereto as Exhibit A, which expenses may reasonably fluctuate between the date hereof and the Closing, subject to the Cap (such funds actually provided by the SPAC to the Company, the “Advanced Funds”), provided that, without the consent of the parties hereto, Advanced Funds will only be provided for the categories of payment set out in Exhibit A.

2.	All Advanced Funds provided to the SPAC pursuant to this Letter Agreement shall be on an interest free basis, and, in the event that the BCA terminates in accordance with its terms prior to the Closing, any such Advanced Funds which have not been (i) used to make payments, (ii) distributed to third parties, or (iii) otherwise used by the SPAC in connection with or for purposes related to the transactions contemplated by the BCA, prior to any such termination shall become due and payable upon such termination.

3.	The parties hereto agree that, in the event of the Closing, (i) any of the Advanced Funds in excess of the first $100,000 (such excess, the “Excess Advanced Funds”) lent by the Company to the SPAC shall be added to the amount of Unpaid SPAC Expenses as if such funds represented SPAC Expenses that are unpaid as of immediately prior to the Closing, and (ii) the loan of the Advanced Funds to the SPAC shall be fully forgiven and all Liabilities of the SPAC or any Affiliate thereof with respect to the Advanced Funds shall be deemed fully satisfied and discharged, and neither the Company nor any Affiliate thereof shall have any recourse against the SPAC or any Affiliate thereof relating to or arising out of the Company’s loan of the Advanced Funds to the SPAC (except for any recourse that may be available to the Company pursuant to the BCA or any Ancillary Agreement by virtue of the fact that the Excess Advanced Funds are deemed to constitute Unpaid SPAC Expenses in accordance with Section 3(i) above).

4.	Subject to the terms and conditions of this Letter Agreement, the parties hereto agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, in each case, that are reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

5.	Each party hereto hereby represents and warrants to the other party hereto as follows as of the date hereof:

a.	Such party has all necessary power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Letter Agreement by such party have been duly and validly authorized and no other action on the part of such party is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of such party, Enforceable against such party in accordance with its terms.

b.	The execution and delivery of this Letter Agreement by such party does not, and the performance of this Letter Agreement by such party will not: (i) conflict with or violate any Laws applicable to such party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such party, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Founders Shares (as defined in the Sponsor Letter Agreement) owned by such party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such party is a party or by which such party is bound, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c.	The execution and delivery of this Letter Agreement by such party do not, and the performance of this Letter Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity or any other Person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and/or blue sky Laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

d.	Except as disclosed in the Disclosure Schedules, there is no Proceeding pending or, to the knowledge of such party, threatened against such party, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to delay or impair the ability of such party to perform its obligations under the BCA or hereunder or to consummate the transactions contemplated thereby and hereby.

6.	No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

7.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 6.5 (Confidential Information), 6.9(a) (Communications; Press Release; SEC Filings), 11.1 (Amendment and Waiver), 11.4 (Severability), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.9 (Trust Account Waiver), 11.10 (Counterparts; Electronic Delivery) and 11.11 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

8.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be sent in the same manner as provided for in the BCA.

9.	Notwithstanding anything to the contrary in this Letter Agreement, the Company, on behalf of itself, its Affiliates, its existing equityholders and any of its or their respective representatives, (i) acknowledges and agrees that (A) the SPAC has established a trust account (the “Trust Account”) for the benefit of the SPAC and certain of its existing equityholders, as described in the SPAC’s final prospectus, dated as of October 14, 2021, and filed with the Securities and Exchange Commission on October 18, 2021 (Registration No. 333-258476), and (B) neither the Company, any of its Affiliates nor any of its or their respective representatives now has, nor shall any of them at any time hereafter have, any right, title, interest or claim of any kind in or to the assets held in the Trust Account (or any distributions or payments therefrom), and none of the foregoing shall make any claim against the Trust Account arising out of or as a result of, in connection with or relating in any way to this Letter Agreement, including, but not limited to, with respect to any Advanced Funds, and regardless of whether such claim arises based on contract, tort, equity or any other theory of liability (each, a “Claim”), (ii) hereby irrevocably waives any Claim that it may have against the Trust Account now or in the future as a result of, or arising out of, this Letter Agreement or otherwise, and (iii) acknowledges and agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Letter Agreement or otherwise.

10.	Except for claims pursuant to the BCA or any Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each party hereto agrees that (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, a party hereto, and (b) no Person, other than the parties hereto, shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

VASO CORPORATION

By:
Name:
Title:

Acknowledged and agreed as of the date of this Letter Agreement:

ACHARI VENTURES HOLDINGS CORP. I

By:
Name:	Vikas Desai
Title:	Chief Executive Officer

Signature Page to Letter Agreement (Working Capital)

Exhibit A

Advanced Funds

(Attached)